As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-265857

Registration No. 333-237323

Registration No. 333-189684

Registration No. 333-184214

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-265857

FORM S-8

REGISTRATION STATEMENT NO. 333-237323

FORM S-8

REGISTRATION STATEMENT NO. 333-189684

FORM S-8

REGISTRATION STATEMENT NO. 333-184214

UNDER

THE SECURITIES ACT OF 1933

SUMMIT MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	45-5200503
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

910 Louisiana Street, Suite 4200

Houston, Texas 46214

(Address of Principal Executive Offices Including Zip Code)

Summit Midstream Partners, LP 2022 Long-Term Incentive Plan

Summit Midstream Partners, LP 2012 Long-Term Incentive Plan

SUMMIT MIDSTREAM PARTNERS, LLC DEFERRED COMPENSATION PLAN

(Full Title of the Plan)

James D. Johnston

Summit Midstream Partners, LP

910 Louisiana Street, Suite 4200

Houston, Texas 77002

(Name and address of agent for service)

(832) 413-4770

(Telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Anthony L. Sanderson

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to terminate all offerings under such Registration Statements and deregister any and all securities that remain unsold pursuant to the Registration Statements:

1.	Registration Statement No. 333-265857, filed with the SEC on June 27, 2022, registering the issuance of 1,000,000 Partnership’s common units representing limited partner interests (“Common Units”) under the Summit Midstream Partners, LP 2022 Long-Term Incentive Plan (as amended from time to time, the “2022 LTIP”) (the “2022 LTIP Units”);

2.	Registration Statement No. 333-237323, filed with the SEC on March 20, 2020, registering the issuance of 10,000,000 Common Units under the Summit Midstream Partners, LP 2012 Long-Term Incentive Plan (as amended from time to time, the “2012 LTIP,” and such Common Units, the “2012 LTIP Additional Units”);

3.	Registration Statement No. 333-189684, filed with the SEC on June 28, 2013, registering $50,000,000 of deferred compensation obligations that may become payable under the Summit Midstream Partners, LLC Deferred Compensation Plan (the “Deferred Compensation”); and

4.	Registration Statement No. 333-184214, filed with the SEC on October 1, 2012, registering the issuance of 5,000,000 Common Units under the 2012 LTIP (together with the 2022 LTIP Units and the 2012 LTIP Additional Units, the “Plan Units”).

On August 1, 2024, Summit Midstream Corporation, a Delaware corporation (the “Corporation”), completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Partnership, the Corporation, Summit SMC NewCo, LLC (“Merger Sub”), a wholly-owned subsidiary of the Corporation, and Summit Midstream GP, LLC, the general partner of the Partnership (the “General Partner”), pursuant to which Merger Sub merged with and into the Partnership, with the Partnership continuing as the surviving entity and a wholly-owned subsidiary of the Company (the “Corporate Reorganization”). In connection with the Corporate Reorganization, each outstanding phantom unit award granted under the 2012 LTIP or the 2022 LTIP (the “Partnership Phantom Unit Awards”), was converted into an award of restricted stock units relating to a number of shares of common stock of the Corporation equal to the number of Common Units subject to such Partnership Phantom Unit Award as of immediately prior to the effective time of the Corporate Reorganization.

As a result of the completion of the Corporate Reorganization, this Amendment is being filed by the Partnership to withdraw and remove from registration all of the Plan Units and Deferred Compensation that remain unsold under the Registration Statements. In accordance with an undertaking made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Plan Units or Deferred Compensation registered under the Registration Statements that remain unsold at the termination of the offering, the Partnership hereby removes from registration any and all of the Plan Units or Deferred Compensation registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Partnership certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 2024.

SUMMIT MIDSTREAM PARTNERS, LP

By:	Summit Midstream GP, LLC, its general partner

By:	/s/ James D. Johnston
Name:	James D. Johnston
Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

No other person is required to sign this Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.